Exhibit 99.1

INDEX TO FINANICAL STATEMENTS

Page
WYOMING ACQUISITION
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES UNDER CONTRACT FOR PURCHASE BY MEMORIAL PRODUCTION PARTNERS LP FROM MERIT ENERGY SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED)
Statements of Revenues and Direct Operating Expenses	F-2
Notes to Statements of Revenues and Direct Operating Expenses	F-3

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL AND GAS PROPERTIES UNDER CONTRACT FOR PURCHASE BY

MEMORIAL PRODUCTION PARTNERS LP FROM MERIT ENERGY

(In thousands)

	Six Months Ended June 30,
	2014	2013

	(Unaudited)
Revenues:
Oil Sales	$ 76,836	$73,914
NGL Sales	14,363	14,758

	91,199	88,672

Direct Operating Expenses:
Lease Operating Expenses	24,608	25,488
Production and Ad Valorem Taxes	11,943	11,625

	36,551	37,113

Excess of Revenues over Direct Operating Expenses	$ 54,648	$ 51,559

See accompanying Notes to Statements of Revenues and Direct Operating Expenses

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL AND GAS PROPERTIES UNDER CONTRACT FOR PURCHASE BY

MEMORIAL PRODUCTION PARTNERS LP FROM MERIT ENERGY

SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

On May 5, 2014, Memorial Production Partners LP (“Memorial”) entered into a Purchase and Sale agreement (“PSA”) with Merit Energy Company and certain of its affiliates (“Merit Energy”) to purchase oil and gas properties and related facilities located in the Lost Soldier and Wertz fields in Wyoming as further defined in the PSA (the “Properties”) for approximately $935 million, subject to normal closing adjustments, with an effective date of April 1, 2014. The accompanying statements of revenues and direct operating expenses relate only to the Properties.

Historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Properties. During the periods presented, the Properties were not accounted for or operated as a consolidated entity or as a separate division by Merit Energy. The accompanying statements of revenues and direct operating expenses related to the Properties were prepared from the historical accounting records of Merit Energy.

Certain indirect expenses, as further described in Note 4, were not allocated to the Properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the properties on a stand-alone basis.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting the financial position, results of operations, stakeholder’s equity and cash flows of the Properties and are not necessarily indicative of the results of operations for the Properties going forward.

The accompanying statements of revenues and direct operating expenses for the six months ended June 30, 2014 and 2013 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the revenues and direct operating expenses of the Properties for those periods.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Merit Energy utilizes the sales method of accounting for oil and natural gas liquids revenues whereby revenues, net of royalties, are recognized based on the actual volumes of oil and natural gas liquids production sold to purchasers. The amount of natural gas liquids sold may differ from the amount to which Merit Energy is entitled based on its revenue interests in the properties.

Direct Operating Expenses

Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL AND GAS PROPERTIES UNDER CONTRACT FOR PURCHASE BY

MEMORIAL PRODUCTION PARTNERS LP FROM MERIT ENERGY

SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED)

NOTE 3 – CONTINGENCIES

The activities of the Properties are subject to potential claims and litigation in the normal course of operations. Merit Energy management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Properties.

NOTE 4 – EXCLUDED EXPENSES

The Properties are part of a much larger enterprise prior to their sale by Merit Energy to Memorial. Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Properties on a stand-alone basis.

Depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated on the Properties on a stand-alone basis.

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